EXHIBIT 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS THIRD QUARTER FISCAL 2017 EARNINGS PER SHARE OF $0.34

Irving, TX - June 22, 2017 - Commercial Metals Company (NYSE: CMC) today announced financial results for its third quarter ended May 31, 2017. Net earnings for the third quarter of fiscal 2017 were $39.3 million ($0.34 per diluted share) on net sales of $1.4 billion. This compares to net earnings of $19.3 million ($0.17 per diluted share) on net sales of $1.2 billion for the third quarter of fiscal 2016. Results for the third quarter of fiscal 2016 included a non-cash impairment charge on businesses held for sale in discontinued operations of $15.8 million ($0.13 per diluted share). Earnings from continuing operations were $39.6 million for the third quarter of fiscal 2017, compared to $35.1 million for the same period of the prior year.

Adjusted operating profit from continuing operations was $64.8 million for the third quarter of fiscal 2017, compared with adjusted operating profit from continuing operations of $60.9 million for the third quarter of fiscal 2016. Adjusted EBITDA from continuing operations was $96.9 million for the third quarter of fiscal 2017, compared with adjusted EBITDA from continuing operations of $92.5 million for the third quarter of fiscal 2016.

The Company's liquidity position at May 31, 2017 remained strong with cash and cash equivalents of $275.8 million and availability under the Company's credit and accounts receivables sales facilities of approximately $618.7 million. The Company regularly evaluates the use of its cash in efforts to maximize total shareholder return, including debt repayment, capital deployment, share repurchases and dividends.

Joe Alvarado, Chairman of the Board and CEO, commented, "Continued strength across our markets, particularly in construction activity in both the United States and Poland, contributed to very strong volumes shipped this quarter and our best quarterly adjusted EBITDA from continuing operations over the past couple of years. Additionally, our tireless focus on what we control, including minimizing our costs and providing market leading customer service helped offset some of the significant metal margin compression we faced and allowed us to deliver these solid financial results. "

On June 21, 2017, the board of directors of CMC declared a quarterly dividend of $0.12 per share for shareholders of record on July 6, 2017. The dividend will be paid on July 20, 2017.

(CMC Third Quarter Fiscal 2017 - Page 2)

Business Segments-Fiscal Third Quarter 2017 Review
Our Americas Recycling segment recorded adjusted operating profit of $9.3 million for the third quarter of fiscal 2017 compared to an adjusted operating loss of $2.0 million for the third quarter of fiscal 2016. The improvement in adjusted operating profit compared to the same period in fiscal 2016 was primarily the result of strong ferrous scrap shipments, improved metal margins, realized efficiency improvements lowering conversion costs and the addition of seven recycling facilities acquired at the beginning of the quarter in the southeastern U.S.

Our Americas Mills segment recorded adjusted operating profit of $50.7 million for the third quarter of fiscal 2017 compared to adjusted operating profit of $55.0 million for the corresponding period in fiscal 2016. Shipment volumes in this segment were strong. However, margins have been under significant pressure in 2017 due to continued elevated import levels. Strong shipments and a solid cost performance helped to mitigate the metal margin squeeze during the third fiscal quarter of 2017.

Our Americas Fabrication segment recorded adjusted operating profit of $1.8 million for the third quarter of fiscal 2017 compared to adjusted operating profit of $22.8 million for the third quarter of fiscal 2016. This result continues the trend realized over the past few quarters of competitive pressures keeping awarded contract prices low. While the results for the segment on a standalone basis are low, it contributes significantly to the Company's overall results through our high level of vertically integrated operations and the associated rebar demand drawn from our Americas Mills segment.

Our International Mill segment in Poland recorded adjusted operating profit of $13.0 million for the third quarter of fiscal 2017 compared to adjusted operating profit of $5.5 million for the corresponding period in fiscal 2016. Increased pricing, supported by continued strength in construction activity and an enhanced product mix of more merchant products leveraging the recently completed capital improvements of our facilities, has resulted in improved margins in this segment during fiscal 2017.

Our International Marketing and Distribution segment recorded adjusted operating profit of $10.2 million for the third quarter of fiscal 2017 compared to an adjusted operating profit of $0.9 million for the same period in the prior fiscal year. The increase in adjusted operating profit was the result of improved margins in our U.S. steel trading business and the elimination of losses from our U.K. operations, which have been wound down. On June 13, 2017, the Company announced its plan to exit the International Marketing and Distribution segment and it had signed a definitive agreement to sell the CMC Cometals Division.

(CMC Third Quarter Fiscal 2017 - Page 3)

Year to Date Results
Net earnings for the nine months ended May 31, 2017 were $75.9 million ($0.65 per diluted share) on net sales of $3.6 billion, compared with net earnings of $54.9 million ($0.47 per diluted share) on net sales of $3.4 billion for the nine months ended May 31, 2016. For the nine months ended May 31, 2017, earnings from continuing operations were $76.4 million, compared with $71.6 million for the same period of the prior year. For the nine months ended May 31, 2017, adjusted operating profit from continuing operations was $140.5 million, compared with $147.0 million for the nine months ended May 31, 2016. Adjusted EBITDA from continuing operations was $233.4 million for the nine months ended May 31, 2017, compared with $241.3 million for the nine months ended May 31, 2016.

Outlook
"We anticipate stability in the key macro economic drivers that impact our business for the remainder of our fiscal 2017, including continued strong demand in both the US and Polish markets and also historically low steel margins in the U.S.," said Barbara Smith, President and Chief Operating Officer. "We continue to be optimistic that the ongoing trade actions taken in both the U.S. and Poland, once finalized, will provide some relief from the flood of unfairly priced rebar imports that have impacted our markets."

Conference Call
CMC invites you to listen to a live broadcast of its third quarter of fiscal 2017 conference call today, Thursday, June 22, 2017, at 11:00 a.m. ET. Joe Alvarado, Chairman of the Board and CEO, Barbara Smith, President and COO, and Mary Lindsey, Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding CMC's expectations relating to key macro economic drivers that impact its business including demand, steel margins and effects of the ongoing trade actions in the U.S. and Poland. These forward-looking statements generally can be identified by phrases such as we, CMC or its management, "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears," "potential," "outlook," or other similar words or phrases. There are inherent risks and uncertainties

(CMC Third Quarter Fiscal 2017 - Page 4)

in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, CMC undertakes no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or otherwise.

Factors that could cause actual results to differ materially from CMC's expectations include the following: overall global economic conditions, including the ongoing recovery from the last recession, continued sovereign debt problems in the Euro-zone and construction activity or lack thereof, and their impact in a highly cyclical industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; potential limitations in our or our customers' abilities to access credit and non-compliance by our customers with our contracts; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; currency fluctuations; global factors, including political uncertainties and military conflicts; availability of electricity and natural gas for mill operations; information technology interruptions and breaches in data security; ability to hire and retain key executives and other employees; our ability to make necessary capital expenditures; availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices; unexpected equipment failures; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and increased costs related to health care reform legislation.

(CMC Third Quarter Fiscal 2017 - Page 5)

COMMERCIAL METALS COMPANY OPERATING STATISTICS (UNAUDITED)

	Three Months Ended May 31,		Nine Months Ended May 31,		Three Months Ended
(short tons in thousands)	2017	2016	2017	2016	2/28/2017	11/30/2016	8/31/2016
Americas Recycling
Ferrous tons shipped	590	423	1,416	1,191	421	405	423
Nonferrous tons shipped	61	49	163	149	53	49	52
Americas Recycling tons shipped	651	472	1,579	1,340	474	454	475

Americas Steel Mills
Rebar shipments	445	462	1,255	1,220	406	404	411
Merchant and other shipments	277	262	760	752	252	231	247
Americas Steel Mills tons shipped	722	724	2,015	1,972	658	635	658

Average selling price (total sales)	$540	$501	$522	$522	$524	$499	$531
Average cost ferrous scrap utilized	266	213	239	197	245	201	234
Americas Steel Mills metal margin	$274	$288	$283	$325	$279	$298	$297

International Mill
Tons shipped	354	353	983	913	313	316	341

Average selling price (total sales)	$443	$378	$415	$382	$402	$397	$409
Average cost ferrous scrap utilized	253	187	229	190	229	202	211
International Mill metal margin	$190	$191	$186	$192	$173	$195	$198

Americas Fabrication
Rebar shipments	275	270	749	744	226	248	284
Structural and post shipments	35	40	87	97	27	25	30
Americas Fabrication tons shipped	310	310	836	841	253	273	314

Americas Fabrication average selling price (excluding stock and buyout sales)	$775	$827	$772	$855	$756	$782	$805

(CMC Third Quarter Fiscal 2017 - Page 6)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)

(in thousands)	Three Months Ended May 31,		Nine Months Ended May 31,		Three Months Ended
Net sales	2017	2016	2017	2016	2/28/2017	11/30/2016	8/31/2016
Americas Recycling	$294,166	$182,477	$694,202	$510,030	$223,328	$176,708	$195,724
Americas Mills	427,276	396,481	1,151,034	1,117,442	376,593	347,165	381,406
Americas Fabrication	379,976	385,080	1,022,202	1,103,538	303,826	338,400	385,917
International Mill	167,629	141,438	436,335	369,344	134,305	134,401	147,842
International Marketing and Distribution	347,113	319,604	897,568	879,517	302,295	248,160	310,079
Corporate	1,909	4,585	7,501	4,109	3,842	1,750	2,973
Eliminations	(235,453)	(202,275)	(601,542)	(582,034)	(194,568)	(171,521)	(215,361)
Total net sales	$1,382,616	$1,227,390	$3,607,300	$3,401,946	$1,149,621	$1,075,063	$1,208,580

Adjusted operating profit (loss) from continuing operations
Americas Recycling	$9,286	$(1,978)	$11,954	$(16,171)	$7,766	$(5,098)	$(45,113)
Americas Mills	50,734	54,976	139,002	164,739	51,319	36,949	45,012
Americas Fabrication	1,808	22,794	9,025	58,964	506	6,711	9,638
International Mill	12,953	5,467	32,356	10,189	9,430	9,973	18,703
International Marketing and Distribution	10,164	892	15,341	(3,570)	6,143	(966)	(3,517)
Corporate	(20,880)	(22,542)	(67,210)	(69,415)	(22,317)	(24,013)	(25,670)
Eliminations	783	1,331	3	2,233	(576)	(204)	3,086
Adjusted operating profit from continuing operations	$64,848	$60,940	$140,471	$146,969	$52,271	$23,352	$2,139

(CMC Third Quarter Fiscal 2017 - Page 7)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands, except share data)	2017	2016	2017	2016
Net sales	$1,382,616	$1,227,390	$3,607,300	$3,401,946
Costs and expenses:
Cost of goods sold	1,209,195	1,051,910	3,142,697	2,934,028
Selling, general and administrative expenses	108,803	114,841	324,789	310,667
Interest expense	12,368	14,737	38,108	49,666
Loss on debt extinguishment	—	115	—	11,480
	1,330,366	1,181,603	3,505,594	3,305,841

Earnings from continuing operations before income taxes	52,250	45,787	101,706	96,105
Income taxes	12,641	10,676	25,284	24,512
Earnings from continuing operations	39,609	35,111	76,422	71,593

Loss from discontinued operations before income taxes (benefit)	(351)	(15,785)	(542)	(16,803)
Income taxes (benefit)	(8)	(2)	7	(103)
Loss from discontinued operations	(343)	(15,783)	(549)	(16,700)

Net earnings	39,266	19,328	75,873	54,893
Less net earnings attributable to noncontrolling interests	—	—	—	—
Net earnings attributable to CMC	39,266	19,328	75,873	54,893

Basic earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.34	$0.31	$0.66	$0.62
Loss from discontinued operations	—	(0.14)	—	(0.14)
Net earnings	$0.34	$0.17	$0.66	$0.48

Diluted earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.34	$0.30	$0.65	$0.61
Loss from discontinued operations	—	(0.13)	—	(0.14)
Net earnings	$0.34	$0.17	$0.65	$0.47

Cash dividends per share	$0.12	$0.12	$0.36	$0.36
Average basic shares outstanding	115,886,372	114,677,109	115,574,289	115,373,736
Average diluted shares outstanding	117,205,369	115,995,515	117,087,341	116,758,716

(CMC Third Quarter Fiscal 2017 - Page 8)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	May 31, 2017	August 31, 2016
Assets
Current assets:
Cash and cash equivalents	$275,778	$517,544
Accounts receivable, net	869,970	765,784
Inventories, net	798,013	652,754
Other current assets	108,248	112,043
Total current assets	2,052,009	2,048,125
Net property, plant and equipment	1,016,875	895,049
Goodwill	66,764	66,373
Other assets	138,951	121,322
Total assets	$3,274,599	$3,130,869
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$345,974	$243,532
Accounts payable-documentary letters of credit	566	5
Accrued expenses and other payables	258,288	264,112
Current maturities of long-term debt	311,654	313,469
Total current liabilities	916,482	821,118
Deferred income taxes	61,492	63,021
Other long-term liabilities	126,864	121,351
Long-term debt	751,676	757,948
Total liabilities	1,856,514	1,763,438
Stockholders' equity attributable to CMC	1,417,912	1,367,272
Stockholders' equity attributable to noncontrolling interests	173	159
Total equity	1,418,085	1,367,431
Total liabilities and stockholders' equity	$3,274,599	$3,130,869

(CMC Third Quarter Fiscal 2017 - Page 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended May 31,
(in thousands)	2017	2016
Cash flows from (used by) operating activities:
Net earnings	$75,873	$54,893
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	93,049	95,423
Stock-based compensation	19,716	19,889
Deferred income taxes	(2,538)	9,744
Amortization of interest rate swaps termination gain	(5,698)	(5,698)
Write-down of inventories	1,820	9,567
Provision for losses on receivables, net	856	3,748
Asset impairment	622	15,842
Net gain on disposals of assets and other	(343)	(1,802)
Loss on debt extinguishment	—	11,480
Tax benefit from stock plans	—	(666)
Changes in operating assets and liabilities:
Accounts receivable	(86,668)	146,166
Proceeds (payments) on sales of accounts receivable programs, net	(4,327)	1,473
Inventories	(134,720)	205,717
Accounts payable, accrued expenses and other payables	83,355	(64,676)
Changes in other operating assets and liabilities	(22,083)	5,768
Net cash flows from operating activities	18,914	506,868
Cash flows from (used by) investing activities:
Capital expenditures	(162,082)	(104,481)
Acquisitions	(54,425)	—
Decrease (increase) in restricted cash, net	7,492	(49,094)
Proceeds from the sale of property, plant and equipment and other	1,884	3,470
Net cash flows used by investing activities	(207,131)	(150,105)
Cash flows from (used by) financing activities:
Cash dividends	(41,619)	(41,586)
Repayments on long-term debt	(8,775)	(208,605)
Stock issued under incentive and purchase plans, net of forfeitures	(5,516)	(6,036)
Proceeds from New Markets Tax Credit transactions	2,141	—
Contribution from noncontrolling interests	14	29
Increase (decrease) in documentary letters of credit, net	569	(40,145)
Short-term borrowings, net change	—	(20,090)
Treasury stock acquired	—	(30,595)
Debt extinguishment costs	—	(11,127)
Tax benefit from stock plans	—	666
Decrease in restricted cash	—	1
Net cash flows used by financing activities	(53,186)	(357,488)
Effect of exchange rate changes on cash	(363)	(743)
Decrease in cash and cash equivalents	(241,766)	(1,468)
Cash and cash equivalents at beginning of year	517,544	485,323
Cash and cash equivalents at end of period	$275,778	$483,855

(CMC Third Quarter Fiscal 2017 - Page 10)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.

Adjusted Operating Profit from Continuing Operations is a non-GAAP financial measure. Adjusted operating profit from continuing operations is the sum of our earnings from continuing operations before income taxes, interest expense and discounts on sales of accounts receivable. Adjusted operating profit from continuing operations should not be considered as an alternative to earnings from continuing operations or net earnings, as determined by GAAP. Management uses adjusted operating profit from continuing operations to evaluate our financial performance. For added flexibility, we may sell certain trade accounts receivable both in the U.S. and internationally. We consider sales of accounts receivable as an alternative source of liquidity to finance our operations, and we believe that removing these costs provides a clearer perspective of our operating performance. Adjusted operating profit from continuing operations may be inconsistent with similar measures presented by other companies.

	Three Months Ended May 31,		Nine Months Ended May 31,		Three Months Ended
(in thousands)	2017	2016	2017	2016	2/28/2017	11/30/2016	8/31/2016
Earnings from continuing operations	$39,609	$35,111	$76,422	$71,593	$29,639	$7,174	$950
Income taxes	12,641	10,676	25,284	24,512	9,990	2,653	(11,865)
Interest expense	12,368	14,737	38,108	49,666	12,442	13,298	12,565
Discounts on sales of accounts receivable	230	416	657	1,198	200	227	489
Adjusted operating profit from continuing operations	$64,848	$60,940	$140,471	$146,969	$52,271	$23,352	$2,139

Adjusted EBITDA from Continuing Operations is a non-GAAP financial measure. Adjusted EBITDA from continuing operations is the sum of earnings from continuing operations before net earnings attributable to noncontrolling interests, interest expense and income taxes. It also excludes our largest recurring non-cash charge, depreciation and amortization, as well as long-lived asset and goodwill impairment charges, which are also non-cash. Adjusted EBITDA from continuing operations should not be considered as an alternative to earnings from continuing operations or net earnings, or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties as it allows: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our ongoing core performance; and (iii) the assessment of period-to-period performance trends. Additionally, adjusted EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

There were no net earnings attributable to noncontrolling interests during the three and nine months ended May 31, 2017 and 2016.

	Three Months Ended May 31,		Nine Months Ended May 31,		Three Months Ended
(in thousands)	2017	2016	2017	2016	2/28/2017	11/30/2016	8/31/2016
Earnings from continuing operations	$39,609	$35,111	$76,422	$71,593	$29,639	$7,174	$950
Interest expense	12,368	14,737	38,108	49,666	12,442	13,298	12,565
Income taxes	12,641	10,676	25,284	24,512	9,990	2,653	(11,865)
Depreciation and amortization	32,259	31,883	93,044	95,424	30,499	30,286	31,516
Impairment charges	70	76	549	76	91	388	39,952
Adjusted EBITDA from continuing operations	$96,947	$92,483	$233,407	$241,271	$82,661	$53,799	$73,118

Media Contact:
Susan Gerber
214.689.4300